UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2024

SOUNDHOUND AI, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40193	85-1286799
(State or other jurisdiction of incorporation organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5400 Betsy Ross Drive Santa Clara, CA	95054
(Address of principal executive offices)	(Zip Code)

(408) 441-3200

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SOUN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment	SOUNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.02 Termination of a Material Definitive Agreement.

As previously reported, on April 14, 2023, SoundHound AI, Inc., a Delaware corporation (the “Company”), entered into that certain Senior Secured Term Loan Credit Agreement (as amended from time to time, the “Credit Agreement”) with the several lenders from time to time party thereunder (the “Lenders”), and ACP Post Oak Credit II LLC, as administrative agent and collateral agent for the Lenders (the “Agent”). The Credit Agreement provided for a term loan facility in an aggregate principal amount of up to $100 million (the “Term Loan”), which was set to mature on April 14, 2027. The Term Loan was secured by substantially all of the assets and property (including intellectual property) of the Company and its subsidiaries, other than the assets of Excluded Subsidiaries (as defined in the Credit Agreement), and was guaranteed by the Company’s subsidiaries, other than Excluded Subsidiaries.

On June 7, 2024, the Company entered into a letter agreement (the “Payoff Letter”) with the Agent, as agent and a Lender, and BPI Credit 5, LLC, as a Lender, pursuant to which (i) the Company agreed to pay $105,000,000, which amount includes a $5,000,000 prepayment premium, to prepay in full all indebtedness and other amounts outstanding and owing under the Credit Agreement and (ii) the parties agreed to terminate the Credit Agreement and all other related loan documents including the release of all liens and encumbrances granted by the Company in favor of the Agent. On June 7, 2024, the Company fulfilled its obligations under the Payoff Letter and as a result the Credit Agreement and all other related loan documents were terminated and all liens and encumbrances granted by the Company in favor of the Agent were released.

Following the repayment of the Term Loan, as of June 7, 2024, the Company has a cash balance of approximately $180 million and no outstanding debt. This cash amount includes approximately $14 million of previously restricted cash that has become unrestricted. The Company expects to record an additional one-time charge of approximately $16 million related to debt extinguishment in connection with the prepayment premium and associated legal fees and charges related to the acceleration of non-cash amortization of original issuance and discount fees, and the waived accrued interest in the Company’s financial statements for the second quarter ended June 30, 2024.

The foregoing summary of the material terms of the Payoff Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Payoff Letter, a copy of which is filed with this Current Report on Form 8-K as Exhibit 99.1, and the terms of which are incorporated by reference herein.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
99.1	Payoff Letter, by and between the Company, ACP Post Oak Credit II LLC, as the Agent and as a Lender, and BPI Credit 5, LLC, as a Lender, dated June 7, 2024
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SoundHound AI, Inc.

	By:	/s/ Keyvan Mohajer
Date: June 10, 2024	Name:	Keyvan Mohajer
	Title:	Chief Executive Officer

2